Contact:	Frederick W. Boutin, CEO
Gregory J. Pound, COO
Robert T. Fuller, CFO
303-626-8200

TransMontaigne Partners L.P. Announces Financial Results

For The Quarter Ended September 30, 2015

November 5, 2015	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced its financial results for the quarter ended September 30, 2015.

Financial Results

An overview of the financial performance for the quarter ended September 30, 2015, as compared to the quarter ended September 30, 2014, includes:

•	Operating income increased to $10.1 million compared to $8.3 million, principally due to the following:
o

Revenue was $37.3 million compared to $35.7 million due to increases in revenue at the Gulf Coast, Midwest and Brownsville terminals of approximately $0.5 million, $0.2 million and $1.2 million, respectively, offset by a decrease in revenue at the Southeast terminals of approximately $0.3 million. Revenue for the River terminals was consistent period over period.

o

Direct operating costs and expenses were $16.7 million compared to $16.5 million due to increases in direct operating costs and expenses at the Midwest and Southeast terminals of approximately $0.2 million and $0.5 million, respectively, offset by decreases in direct operating costs and expenses at the Gulf Coast and Brownsville terminals of approximately $0.2 million and $0.3 million, respectively.    Direct operating costs and expenses for the River terminals were consistent period over period.

o

Earnings from investments in unconsolidated affiliates were $2.2 million compared to $1.7 million due to increases in earnings at the BOSTCO and Frontera terminals of approximately $0.3 million and $0.2 million,  respectively.

•

Quarterly net earnings increased to $7.7 million from $6.5 million due principally to the changes in quarterly operating income discussed above, offset by an increase in interest expense of approximately $0.7 million.

•	Net earnings per limited partner unit increased to $0.37 per unit compared to $0.29 per unit.
•	Quarterly Consolidated EBITDA increased to $23.3 million compared to $17.8 million.

Distributable cash flow was $17.4 million and $52.1 million for the three and nine months ended September 30, 2015, respectively.  We will pay distributions of $12.6 million and $37.9 million, resulting in distribution coverage ratios of 1.37x and 1.38x, for the three and nine months ended September 30, 2015, respectively.

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Most of our throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a fixed amount of revenue to be recognized by us.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which results in a fixed amount of revenue to be recognized by us.  We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Firm Commitments:
Terminaling services fees:
External customers	$19,953	$15,211	$55,043	$32,433
Affiliates	7,565	10,930	24,741	48,825
Total firm commitments	27,518	26,141	79,784	81,258
Variable:
Terminaling services fees:
External customers	753	990	3,250	2,641
Affiliates	742	207	2,237	554
Total variable	1,495	1,197	5,487	3,195
Total terminaling services fees	29,013	27,338	85,271	84,453
Pipeline transportation fees	1,616	786	4,948	2,255
Management fees and reimbursed costs	1,966	1,892	5,720	5,203
Other	4,674	5,687	16,261	21,204
Total revenue	$37,269	$35,703	$112,200	$113,115

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the nine months ended September 30, 2015 was as follows (in thousands):

Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$21,547
1 year or more, but less than 3 years remaining	36,381
3 years or more, but less than 5 years remaining	7,875
5 years or more remaining	13,981
Total firm commitments for the nine months ended September 30, 2015	$79,784

Our investments in unconsolidated affiliates include a 42.5% interest in BOSTCO and a 50% interest in Frontera.  BOSTCO is a newly constructed terminal facility located on the Houston Ship Channel.  BOSTCO began initial commercial operations in the fourth quarter of 2013; with the completion of its approximately 7.1 million barrels of storage capacity and related infrastructure occurring at the end of the

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

third quarter of 2014.  Frontera is a terminal facility located in Brownsville, Texas that encompasses approximately 1.5 million barrels of light petroleum product storage capacity, as well as related ancillary facilities.

The following table summarizes our investments in unconsolidated affiliates:

			Carrying value
	Percentage of ownership		(in thousands)
	September 30,	December 31,	September 30,	December 31,
	2015	2014	2015	2014
BOSTCO	42.5%	42.5%	$225,027	$225,920
Frontera	50%	50%	23,177	23,756
Total investments in unconsolidated affiliates			$248,204	$249,676

Earnings from investments in unconsolidated affiliates were as follows (in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
BOSTCO	$1,670	$1,368	$8,244	$2,617
Frontera	521	285	1,520	474
Total earnings from investments in unconsolidated affiliates	$2,191	$1,653	$9,764	$3,091

Cash distributions received from unconsolidated affiliates were as follows (in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
BOSTCO	$6,555	$2,915	$13,363	$4,072
Frontera	955	344	2,099	1,625
Total cash distributions received from unconsolidated affiliates	$7,510	$3,259	$15,462	$5,697

The increase in distributions received from our investment in BOSTCO for the quarter ended September 30, 2015, as compared to the quarter ended September 30, 2014, includes approximately $3.4 million of our share of a one-time gain resulting from a contract buy-out by one of the BOSTCO customers in April of 2015, which we received in cash as a component of our third quarter 2015 distribution from BOSTCO.

RECENT DEVELOPMENTS

Commercial activity.    On October 30, 2015, we entered into a new six-year terminaling services agreement with a subsidiary of NGL Energy Partners LP (“NGL”) for approximately 1.2 million barrels

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

of new product storage capacity to be constructed at our Collins, Mississippi terminal and approximately 0.1 million barrels of existing storage capacity at this same terminal. The terminaling services agreement with NGL will be effective January 1, 2016 with the majority of the contract revenue coming on-line upon completion of the construction of the new tank capacity, which is expected to occur during the fourth quarter of 2016 and the first quarter of 2017.  This first phase of our expansion at Collins is expected to cost approximately $43 million.  We are currently negotiating agreements with other potential customers that could support the construction of another 0.8 million barrels of product storage capacity at our Collins terminal.  Our Collins terminal is the only independent terminal capable of receiving from, delivering to, and transferring between the Colonial and Plantation pipeline systems.

On October 26, 2015, we finalized the negotiation of the start of a five-and-half-year terminaling services agreement with a new third party customer for approximately 700,000 barrels of existing asphalt storage capacity at our Port Everglades North, Cape Canaveral, Jacksonville, and Port Manatee, Florida terminals. The new agreement contains an increase to the minimum throughput fee per barrel and commenced November 1, 2015, upon the departure of the previous third party asphalt customer at these terminals.  The new agreement re-contracts all but approximately 270,000 barrels of our asphalt storage capacity in Florida, which was under contract through October 31, 2015. We are in the process of identifying other potential parties to re‑contract this capacity, however, at this time we cannot be certain whether we will be successful in our re‑contracting efforts.

Quarterly distribution.  On October 12, 2015, we announced a distribution of $0.665 per unit for the period from July 1, 2015 through September 30, 2015. This distribution is payable on November 6, 2015 to unitholders of record on October 30, 2015.

LIQUIDITY AND CAPITAL RESOURCES

TransMontaigne Partners also released the following statements regarding its current liquidity and capital resources:

•

Our credit facility provides for a maximum borrowing line of credit equal to $400 million.  The credit facility allows us to make up to $125 million in additional future joint venture investments, which may include additional investments in BOSTCO. The terms of the credit facility also permit us to issue senior unsecured notes. Further, at our request, the maximum borrowing line of credit can be increased by an additional $100 million, subject to the approval of the administrative agent and the receipt of additional commitments from one or more lenders. The credit facility became effective March 9, 2011 and expires on July 31, 2018.  At September 30, 2015, our outstanding borrowings were $249.6 million.

•

Management and the board of directors of our general partner have approved additional investments and expansion projects at our terminals that currently are, or will be, under construction with estimated completion dates that extend through the first quarter of 2017. At September 30, 2015, the remaining expenditures to complete the approved projects are estimated to be approximately $50 million, which includes the construction costs associated with the first phase of our tank expansion at our Collins, Mississippi terminal. We expect to fund our future investment and expansion expenditures with additional borrowings under our credit facility.

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

•

Our primary liquidity needs are to fund our working capital requirements, distributions to unitholders, approved investments, approved capital projects and approved future expansion, development and acquisition opportunities. We expect to initially fund our approved investments, approved capital projects and our approved future expansion, development and acquisition opportunities with additional borrowings under our credit facility. After initially funding these expenditures with borrowings under our credit facility, we may raise funds through additional equity offerings and debt financings. The proceeds of such equity offerings and debt financings may then be used to reduce our outstanding borrowings under our credit facility.

Attachment A contains additional selected financial information and results of operations.  Attachment B contains a reconciliation of net earnings to the computation of our distributable cash flow and Consolidated EBITDA.

Conference Call

TransMontaigne Partners L.P. previously announced that it has scheduled a conference call for Thursday,  November 5, 2015 at 11:00 a.m. (ET) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(800) 230-1766

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 1:00 p.m. (ET) on Thursday, November 5, 2015 until 11:59 p.m. (ET) on Thursday, November 12, 2015 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code:  372619

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

Attachment A

Selected Financial Information and Results of Operations

The following selected financial information is extracted from our Quarterly Report on Form 10-Q for the three months ended September 30, 2015, which was filed on November 5, 2015 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three months ended
	September 30,
	2015	2014
Income Statement Data
Revenue	$37,269	$35,703
Direct operating costs and expenses	(16,655)	(16,514)
Direct general and administrative expenses	(1,117)	(1,086)
Earnings from unconsolidated affiliates	2,191	1,653
Operating income	10,077	8,257
Net earnings	7,712	6,520
Net earnings allocable to limited partners	5,909	4,741
Net earnings per limited partner unit—basic	$0.37	$0.29

	September 30,	December 31,
	2015	2014
Balance Sheet Data
Property, plant and equipment, net	$387,056	$385,301
Investments in unconsolidated affiliates	248,204	249,676
Goodwill	8,485	8,485
Total assets	659,164	664,057
Long-term debt	249,600	252,000
Partners’ equity	384,779	391,465

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

Selected results of operations data for each of the quarters in the years ended December 31, 2015 and 2014 are summarized below (in thousands):

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2015	2015	2015	2015	2015
Revenue	$37,897	$37,034	$37,269	$—	$112,200
Direct operating costs and expenses	(14,954)	(15,872)	(16,655)	—	(47,481)
Direct general and administrative expenses	(1,021)	(672)	(1,117)	—	(2,810)
Allocated general and administrative expenses	(2,803)	(2,802)	(2,835)	—	(8,440)
Allocated insurance expense	(934)	(934)	(944)	—	(2,812)
Reimbursement of bonus awards expense	(525)	(539)	(121)	—	(1,185)
Depreciation and amortization	(7,337)	(7,476)	(7,711)	—	(22,524)
Earnings from unconsolidated affiliates	2,056	5,517	2,191	—	9,764
Operating income	12,379	14,256	10,077	—	36,712
Other expenses	(2,257)	(2,068)	(2,365)	—	(6,690)
Net earnings	$10,122	$12,188	$7,712	$—	$30,022

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2014	2014	2014	2014	2014
Revenue	$38,053	$39,359	$35,703	$36,947	$150,062
Direct operating costs and expenses	(15,392)	(16,396)	(16,514)	(17,881)	(66,183)
Direct general and administrative expenses	(918)	(462)	(1,086)	(1,069)	(3,535)
Allocated general and administrative expenses	(2,782)	(2,782)	(2,782)	(2,781)	(11,127)
Allocated insurance expense	(914)	(913)	(942)	(942)	(3,711)
Reimbursement of bonus awards expense	(375)	(375)	(375)	(375)	(1,500)
Depreciation and amortization	(7,400)	(7,396)	(7,400)	(7,326)	(29,522)
Earnings from unconsolidated affiliates	163	1,275	1,653	1,352	4,443
Operating income	10,435	12,310	8,257	7,925	38,927
Other expenses	(1,197)	(1,470)	(1,737)	(2,060)	(6,464)
Net earnings	$9,238	$10,840	$6,520	$5,865	$32,463

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

Attachment B

Distributable Cash Flow

The following summarizes our distributable cash flow for the period indicated (in thousands):

	July 1, 2015	January 1, 2015
	through	through
	September 30, 2015	September 30, 2015
Net earnings	$7,712	$30,022
Depreciation and amortization	7,711	22,524
Earnings from unconsolidated affiliates	(2,191)	(9,764)
Distributions from unconsolidated affiliates	7,510	15,462
Equity-based compensation	145	1,255
Interest expense	2,198	6,083
Amortization of deferred financing costs	167	607
“Consolidated EBITDA”	23,252	66,189
Interest expense	(2,198)	(6,083)
Unrealized gain on derivative instrument	461	551
Amortization of deferred financing costs	(167)	(607)
Amounts due under long-term terminaling services agreements, net	388	727
Project amortization of deferred revenue under GAAP	(437)	(1,004)
Project amortization of deferred revenue for DCF	565	1,420
Cash paid for purchase of common units	—	(92)
Capitalized maintenance	(4,510)	(8,954)
“Distributable cash flow”, or DCF, generated during the period	$17,354	$52,147

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights	$12,624	$37,871
Distribution coverage ratio	1.37x	1.38x

Distributable cash flow, the distribution coverage ratio and Consolidated EBITDA are not computations based upon generally accepted accounting principles.  The amounts included in the computations of our distributable cash flow and Consolidated EBITDA are derived from amounts separately presented in our consolidated financial statements, notes thereto and “Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which was filed with the Securities and Exchange Commission on November 5, 2015.  Distributable cash flow and Consolidated EBITDA should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity.  Distributable cash flow and Consolidated EBITDA are not necessarily comparable to similarly titled measures of other companies.

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

Distributable cash flow and Consolidated EBITDA are presented here because they are widely accepted financial indicators used to compare partnership performance. Further, Consolidated EBITDA is calculated consistent with the provisions our credit facility and is a financial performance measure used in the calculation of our leverage ratio requirement. We believe that these measures provide investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast. We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward‑Looking Statements

This press release includes statements that may constitute forward‑looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward‑looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in "Item 1A. Risk Factors" in the company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 12, 2015.

-END-

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com